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Exhibit 10.24

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into effective as of this 29th day of November, 2001, by and between PETCO Animal Supplies, Inc., a Delaware Corporation ("Company"), and Brian K. Devine, an individual ("Consultant").

RECITALS

        WHEREAS, Consultant and Company are parties to that certain Employment Agreement dated as of March 17, 1996, as amended and restated as of October 2, 2000 (the "Employment Agreement");

        WHEREAS, Section 13 of the Employment Agreement provides that upon termination of the Employment Agreement in accordance with its terms, other than a termination by Company for Cause (as defined in the Employment Agreement) or for failure to meet certain minimum performance objectives or by Consultant without Good Reason (as defined in the Employment Agreement), Company and Consultant shall be subject a consulting agreement containing the terms specified on Exhibit D to the Employment Agreement; and

        WHEREAS, once the Employment Agreement has been terminated in accordance with its terms, Company and Consultant desire that Consultant provide the services set forth under the terms of this Agreement.

        NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

AGREEMENT

        1.    Consultant's Status.    Consultant acknowledges that he is an independent contractor and is not an agent or employee of Company, and has no authority to bind Company by contract or otherwise without the express written consent of the Chief Executive Officer or Chief Financial Officer of Company ("Company Representative"), or a designee, or a person having the same powers and authority of the Company Representative. Consultant also acknowledges and warrants that he has the power to enter into this Agreement and that his entering into this Agreement is not prohibited or restricted by any law or regulation by which he is bound nor will it cause a breach of any agreement which will or may have a material adverse effect on Company.

        2.    Term and Termination.    The term of this Agreement ("Term") shall be ten (10) years from the date of the termination of the Consultant's employment with the Company, except if such termination is (1) for Cause pursuant to Section 5(b)(ii) of the Employment Agreement or (2) pursuant to Section 5(d)(2) of the Employment Agreement for the Employee's failure to meet the minimum performance objectives set forth in Exhibit C to the Employment Agreement. This Agreement shall automatically terminate prior to the expiration of the Term upon the day after the death or Disability of Consultant. In the event of such early termination, Company shall pay Consultant all amounts due and payable under Section 4 of this Agreement up to and including the day of Consultant's death or Disability, but shall have no obligation to pay Consultant any compensation under this Agreement after such day. The provisions of Sections 5, 6, 7, 8, 9(a), 9(b) and 9(c) hereof shall survive the expiration or termination of this Agreement.

        For purposes of this Agreement, "Disability" means an inability by Consultant to perform a substantial portion of Consultant's duties by reason of physical or mental incapacity or disability for a total of one hundred and eighty (180) days or more in any consecutive period of three hundred and sixty-five (365) days, as determined by the reasonable judgment of a physician selected by Consultant and reasonably acceptable to Company.

        3.    Scope of Work and Other Activities.

          (a)  Consultant shall, upon the request or direction of Company Representative, provide information, advice and assistance concerning matters that are within the scope of Consultant's knowledge and expertise (the "Services"). The scope of Consultant's Services shall include, but is not necessarily limited to, consulting with Company on strategy, marketing trends and methodologies, and providing other advice and assistance that reasonably falls within Consultant's knowledge and expertise. Consultant's advice shall be of an advisory nature and Company shall not have any obligation to follow such advice.

          (b)  Consultant shall be available to provide Services up to ten (10) hours per week during normal business hours ("normal business hours" being 9:00 a.m. to 5:00 p.m. in the time zone of Consultant's current place of residence, on any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in California are authorized or required by law or other governmental action to close). Unless otherwise directed by Company Representative, Consultant shall be available to perform the Services via telephone conference from his residence or an office provided and operated by Consultant; no office or office support will be provided by Company. If Company Representative directs, Consultant shall provide the Services in person at the principal executive offices of Company or at another location to be mutually agreed by Consultant and Company; provided, however, that Company shall not require Consultant to provide Services in person for more than 2 days in any calendar month, unless the Services are provided at a location within 40 miles from Consultant's then current place of residence. If Company Representative directs Consultant to provide Services in person, Company shall make first-class travel arrangements reasonably satisfactory to Consultant at Company's sole cost and expense, as provided in Section 4. Company shall reasonably accommodate Consultant's schedule when requesting Consultant's assistance pursuant to this paragraph. During the Term, Consultant may engage in any other business or professional activities, either on a full-time or part-time basis, so long as such activities, either singly or in the aggregate, do not interfere with the proper performance of his duties and responsibilities to Company.

        4.    Compensation.    During the Term, unless the Agreement is earlier terminated pursuant to Section 2 above, Consultant shall receive annual compensation equal to 25% of the greater of Consultant's annual base salary immediately prior to termination of employment with Company or base salary actually paid to Consultant over the twelve months immediately prior to termination, payable in accordance with the Company's normal payroll practices and procedures, as sole and complete consideration for his performance of Services under this Agreement. Any expenses incurred by Consultant in performing Services under this Agreement, other than (a) the actual cost of all telephone charges which may be necessary in connection with Services provided by Consultant under this Agreement and (b) reasonable expenses incurred in connection with travel performed at the request of Company, shall be the sole responsibility of Consultant. Expenses reimbursable under this Section 4 shall be invoiced by Consultant to Company on a monthly basis and Company shall pay such invoices within thirty (30) days of receipt of the invoice.

        Employment Taxes and Benefits.    Consultant is solely responsible for taxes required to be paid with respect to his performance of Services and the receipt of consideration under this Agreement, including, without limitation, United States federal, state and local income taxes, payroll taxes, social security, unemployment or disability insurance, or similar items. Consultant will indemnify Company and hold it harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys, relating to any obligation imposed by law on Company to pay any withholding taxes, payroll taxes, social security, unemployment or disability insurance, or similar items in connection with consideration received by Consultant pursuant to this Agreement, whether such obligations are imposed by the Internal Revenue Service or any other federal, state or local governmental authority. Other than the Supplemental Executive Retirement Program described in the Employment Agreement or as otherwise contemplated by the Employment Agreement, Consultant will not be entitled to participate in any plans, arrangements, or distributions by Company pertaining to any bonus, profit sharing, insurance or similar benefits for Company's employees.

        Non-Disclosure of Confidential and Proprietary Information.    During the term of this Agreement, and in the course of Consultant's performance hereunder, Consultant may receive and otherwise be exposed to Company's confidential and proprietary information. Consultant acknowledges the confidential and secret character of such information, and agrees that such information is the sole, exclusive, and extremely valuable property of Company. Accordingly, Consultant agrees not to reproduce any such information without Company's prior written consent and not to divulge all or any part of such information in any form to any third party, either during or after the term of this Agreement unless such information (a) become generally available to the public other than as a result of a disclosure by Consultant, (b) was available to Consultant on a non-confidential basis prior to the disclosure of such information or (c) became available to the Consultant on a non-confidential basis from a source other than the Company or its agents, advisors or representatives. Upon the termination of this Agreement for any reason, including the expiration of the term, Consultant agrees to cease using and to return to Company all whole and partial copies and derivations of such information; whether in Consultant's possession or under Consultant's direct or indirect control. Unless otherwise required by law or judicial process, Consultant agrees that Consultant and his agents, representatives, employees or partners will not, either during or after the term of this Agreement, disclose the existence, subject matter or terms of this Agreement, unless prior written consent to such disclosure is obtained from Company, which consent may be withheld at Company's reasonable discretion.

        5.    Indemnification by Consultant.    Consultant shall indemnify Company and hold it harmless from and against any and all claims, damages, losses and expenses, including court costs and reasonable fees and expenses of attorneys, arising out of or resulting from any action by a third party that is based on any negligent act or omission or willful conduct of Consultant and which results in: (a) any bodily injury, sickness, disease or death; (b) any injury or destruction to tangible or intangible property (including computer programs and data) or any loss of use resulting therefrom; or (c) any violation of any statute, ordinance, or regulation.

        6.    Limitation of Liability.    IN NO EVENT SHALL COMPANY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGE OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF COMPANY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

        7.    Miscellaneous Provisions.

          (a)    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

          (b)    Consent to Jurisdiction; Severability; Remedies for Breach by Consultant.    Any action, suit or proceeding arising out of or based upon this Agreement and the transactions contemplated herein shall be brought solely in a U.S. Federal or state court sitting in California, and Consultant and Company agree not to initiate any such action, suit or proceeding in any other jurisdiction other in the California courts. Consultant submits to the nonexclusive jurisdiction of such courts and irrevocably waives, to the fullest extent permitted by law, any objection that he may now or hereafter have with respect to any such action, suit or proceeding in any such court or any appellate court, whether on the grounds of venue, residence or domicile or on the ground that any such action, suit or proceeding has been brought in an inconvenient forum. Consultant agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon Consultant and may be enforced in any court to the jurisdiction of which Consultant is subject by a suit upon such judgment. If the scope of any provision contained herein is too broad to permit enforcement of such provision to its full extent, then such provision shall be enforced to the maximum extent permitted by law and Consultant hereby consents and agrees that the scope may be judicially modified in any proceeding brought with respect to the enforcement of such provision. Except as otherwise provided in the previous sentence, if any provision of this Agreement is construed to be illegal or invalid, the legality or validity of any other provision hereof shall not be affected thereby, and any illegal or invalid provision of the Agreement shall be severable, and all other provisions shall remain in full force and effect. Consultant recognizes that money damages alone would not adequately compensate Company in the event of any breach of this Agreement, and Consultant therefore agrees that, in addition to all other remedies available to Company at law or in equity, Company shall be entitled to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief.

          (c)    Attorneys' Fees.    If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys' fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

          (d)    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Consultant may not assign Consultant's rights or delegate Consultant's duties under this Agreement either in whole or in part without the prior written consent of Company. Any attempted assignment or delegation without such consent will be void.

          (e)    Headings.    Any headings of sections of this Agreement are solely for the convenience of the parties hereto and are not a part of this Agreement, nor are they to be used in its interpretation.

          (f)    Counterparts.    This Agreement may be executed and delivered by facsimile, and in several counterparts; each such counterpart shall be considered as an original agreement and all such executed counterparts shall constitute one Agreement.

          (g)    Notices.    Any notice, request, instruction, or other document required to be given under this Agreement by either party to the other shall be in writing and delivered in person or by courier, or mailed by certified mail, postage prepaid, return receipt requested, to the address specified below, or to such other address as the party specifies in writing. Such notice, if in person or by courier, will be effective when delivered, and, if by mail, will be effective upon its mailing as specified:

If to Company:	If to Consultant:
PETCO Animal Supplies, Inc. Attention: Chief Executive Officer 9125 Rehco Road San Diego, California 92121	Brian K. Devine P.O. Box 1305 Rancho Santa Fe 92067-1305

          (h)    Entire Agreement.    This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged. The failure by either party to enforce any rights hereunder shall not be construed as a waiver of any rights of such party.

          (i)    Severability.    If any provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable, such circumstances shall not affect the validity of any other provision of this Agreement.

        8.    Advice of Counsel.    EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

COMPANY:			CONSULTANT:
By:			By:
	Name:	James M. Myers		Brian K. Devine
	Title:	Executive VP and CFO

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  Exhibit 10.24
CONSULTING AGREEMENT
RECITALS
AGREEMENT